SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             ----------------------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1933

                                  June 30, 2006
                Date of Report (Date of earliest event reported)
              ----------------------------------------------------

                         iWORLD PROJECTS & SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    814-00689
                              (Commission File No.)

                                     Nevada
                 (State or other jurisdiction of incorporation)

                                   88-0492267
                      (IRS Employer Identification Number)

               P.O. Box 2115, Addison, TX               75001-2115
       (Address of principal executive offices)         (ZIP Code)

                      1(214)236 - 8480
       (Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM  8.01.  OTHER EVENTS

         As previously disclosed in the Company's 10-Q for the period ending March 31, 2005, issued on May 20, 2005, the Company entered into a deferred subscription agreement on March 15, 2005 for a total of $1 million in funding, payable over two years, and issued 10 million shares of its common stock into an Escrow account for the deferred payments. Those payments were to be made in installments of approximately $50,000 per month commencing in July 2005. At the same time, the Company entered into a convertible promissory note in the amount of $10,000 with the same party, Golden Gate Investors, Inc., with the promissory note payable in two years at 5 1/4 percent interest convertible into stock of the Company at a conversion price of the lesser of $0.50 per share or 80 percent of the average price of the five lowest volume weighted average trading days prior to the election to convert. These transactions were negotiated with Golden Gate Investors on behalf of the Company by the Company's former CEO, Robert Hipple.

As of March 15, 2005, the Company's public stock was trading on the OTC Bulletin Board market at a price of approximately $0.15 per share. On March 15, Golden Gate advanced $50,000 to the Company against future conversions of Company stock. On March 21, 2005, Golden Gate converted 90,092 shares of the Company's stock for $10,000 at an average conversion price of $0.1120 per share. On March 31, 2005, Golden Gate advanced the Company another $100,000 against future conversions of Company stock. On April 15, 2005, Golden Gate converted another 271,488 shares of the Company's stock from Escrow for $10,000, at an average conversion price of $0.0372 per share. Between March 21, 2005 and December 23, 2005, Golden Gate exercised 18 conversions, taking possession of all ten million (10,000,000) shares of the Company's stock from Escrow, at a total cost to Golden Gate of $32,655, such costs deducted from the balance due to Golden Gate from the previous advance to the Company. The average cost of the 10 million shares of the Company's stock paid by Golden Gate was $0.0032655 per share.

All of the conversions of Company stock were monitored and approved by the Company's former CEO, Robert Hipple. The Company's President and board of directors were unaware of the conversions of the Company's stock by Golden Gate at the low rates until April 2006, after Mr. Hipple had resigned from the Company and after corporate documents were transferred to the Company's current President. Since the 10 million shares of stock were issued for an assumed value of $1 million, which has been reflected in the Company's unaudited financial reports in 10-Q filings for the periods ending June 30, 2005 and September 30, 2005, an adjustment of -$967,345 will now be made on the Company's Statement of Shareholder's Equity.

All of the shares of the Company's stock issued to Golden Gate Investors were free trading shares. It is the Company's understanding that those shares were sold into the market by Golden Gate Investors upon receipt and are no longer held by Golden Gate. The Company now believes that the sale into the market of shares of stock obtained by Golden Gate Investors during April through November 2005 may have caused the Company's stock to fall in value during that period, subsequently allowing Golden Gate to obtain the Company's shares at ever lower conversion rates from the Company. The Company also believes that the dumping of free trading shares of the Company's stock into the market badly damaged the Company, the impact of which is now being carefully studied.

In January 2006, Golden Gate Investors filed a lawsuit against the Company in Superior Court of California, San Diego County, seeking to recover against the Company for the unpaid balance due on the promissory note issued by the Company in March 2005, and the unpaid advances by Golden Gate to the Company. A default judgment of approximately $100,000 was awarded to Golden Gate against the Company on March 20, 2006. The Company's current President and board of

Directors became fully aware of this lawsuit and default judgment against the Company only in April 2006, upon receipt of corporate files from the Company's former CEO. This judgment is now reflected as a liability on the Company's balance sheet.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006

                            iWORLD PROJECTS & SYSTEMS, INC.


                            By /s/ David Pells
                          -----------------------------------------
                             David L. Pells, President, acting CEO